Exhibit 10.7

PNM RESOURCES, INC.
ANNUAL EXECUTIVE PHYSICAL EXAM PROGRAM
WRAPAROUND PLAN DOCUMENT

PNM RESOURCES, INC.
ANNUAL EXECUTIVE PHYSICAL EXAM PROGRAM
WRAPAROUND PLAN DOCUMENT
This document, together with additional documents incorporated by reference herein, constitute the PNM Resources, Inc. Annual Executive Physical Exam Program (the “Plan”). This document is intended to be an amendment and restatement of the Plan, effective as of January 1, 2014.
This Plan is intended to be a “top hat” welfare plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As a result, the Plan will be unfunded and participation in the Plan is limited to a “select group of management or highly compensated employees” as such phrase is interpreted under ERISA. Because the Plan meets the requirements of Department of Labor Regulation Section 2520.104-24, the Plan is exempt from the reporting and disclosure requirements provisions of Part 1 of Title I of ERISA, except for the requirement to provide plan documents to the Secretary of Labor upon request under Section 104(a)(1) of ERISA.

This Plan is intended to be a health reimbursement arrangement as defined under IRS Notice 2002-45. The Medical Diagnostic Procedures reimbursed under the Plan are intended to be eligible for exclusion from Eligible Executives’ gross income under Internal Revenue Code Section 105(b). Because the Plan provides only Medical Diagnostic Procedures, as defined in Section 3, below, the Plan is exempt from the nondiscrimination requirements of Internal Revenue Code Section 105(h).
Section 1.Purpose of Wraparound Plan Document. PNM Resources, Inc. (the “Company”) adopts this “Wraparound” Plan document in order to:
(A)    state formally the information contained in Sections 2-11 of this Wraparound Plan document, and
(B)    identify in Appendix A to the Plan the various contracts and documents that comprise the Plan.
Section 2.    Identity of the Plan.
Plan Name:     PNM Resources, Inc. Annual Executive Physical Exam Program
Benefits Provided
by the Plan:    Medical Diagnostic Procedures

Plan Year:    January 1 - December 31

Plan Administrator:	The PNM Resources, Inc. Vice President of Human Resources or such other person or committee designated by the Company as the Plan Administrator.

Section 3.    Benefits Under the Plan. Eligible Executives, as defined in Section 4, are eligible to receive one (1) annual physical exam per Plan Year. The Plan covers only “Medical Diagnostic Procedures” provided by the Mayo Clinic or the Cooper Clinic. “Medical Diagnostic Procedure” has the same meaning as set forth in Treasury Regulation Section 1.105(h)-11(g)(1). It includes procedures such as routine medical examinations, blood tests, X-rays and similar diagnostic procedures. It does not include treatment, cure or testing of a known illness or disability, or treatment or testing for a physical injury, complaint or specific symptom of a bodily malfunction. If an Eligible Executive receives any procedures that are not Medical Diagnostic Procedures during an annual exam, those expenses will not be paid by the Plan.
The benefits are described in the documents and contracts identified in Appendix A. Appendix A and the documents listed therein may be amended or terminated at any time without the need for formal amendment of this Wraparound Plan document. Notwithstanding any implication or statement to the contrary in any of the documents incorporated herein by reference, the Plan is a single plan. The documents incorporated herein by reference may, from time to time, refer to such benefits as a plan or plans. Such references shall not, however, create separate plans for such benefits. The documents listed in Appendix A are incorporated by reference into this document as if set forth fully herein.
Section 4.    Eligibility and Enrollment. The Plan is only available to Eligible Executives who are actually enrolled in a group health plan that provides “minimum value” pursuant to Internal Revenue Code Section 36B(c)(2)(C)(ii), regardless of whether the Company sponsors such plan. Eligible Executives who meet this requirement are automatically enrolled in the Plan, unless they opt out of and waive coverage as permitted by this Section 4. “Eligible Executive” means a common law employee of the Company who is either an active Senior Officer or CEO at the time of the annual physical exam.
The Plan uses the “minimum value required method” of integration outlined in Internal Revenue Service Notice 2013-54 in order to satisfy the Affordable Care Act’s annual dollar-limit prohibition and the preventive services mandate. In accordance with that method, an Eligible Executive must meet the following additional requirements in order to participate in the Plan:

(A)    the Company offers a group health plan to the Eligible Executive that provides “minimum value” pursuant to Internal Revenue Code Section 36B(c)(2)(C)(ii); and
(B)    the Eligible Executive is actually enrolled in a group health plan that provides “minimum value” pursuant to Code Section 36B(c)(2)(C)(ii), regardless of whether the Company sponsors such plan (the “non-HRA minimum value coverage”). If the non-HRA minimum value coverage in which an Eligible Executive enrolled is not sponsored by the Company, the Eligible Executive will be required to attest, in writing, to such coverage.
As required by the minimum value required method of integration, Eligible Executives may permanently opt out of and waive future benefits/reimbursements from the Plan at least annually, and, upon termination of employment, the right to receive any benefits/reimbursements from the Plan is forfeited.

Section 5.    Named Fiduciaries. The named fiduciaries of the Plan have full discretion and authority to construe and interpret the terms and provisions of the Plan and to determine all issues arising under the Plan, including but not limited to eligibility and benefits. Any interpretation or determination made pursuant to such discretionary authority shall be given full force and effect.
The Plan Administrator has full discretion, authority and responsibility for the administration of the Plan, including but not limited to the interpretation and construction of this Plan document, whether an individual is eligible to participate in the Plan, and benefits.
The fiduciary responsibilities of the named fiduciaries shall be exercisable severally and not jointly, and each named fiduciary’s responsibilities shall be limited to the specific areas indicated for such named fiduciary. However, the named fiduciaries may by written agreement allocate fiduciary responsibilities among themselves.
Each named fiduciary may appoint a person or persons other than a named fiduciary to carry out the fiduciary responsibilities of the named fiduciary under the Plan. A named fiduciary or other fiduciary of the Plan may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.
Section 6.    Non-Fiduciary Functions. The Company has full discretionary authority with respect to decisions regarding the legal and tax status of the Plan, eligibility requirements for Plan participants, the Plan’s funding and amending or terminating the Plan. In making such decisions, the Company shall not be acting as a fiduciary and need not act solely in the interest of Eligible Executives. Such decisions are business decisions that may be made solely in the Company’s interest.
Section 7.    Claims Procedures. For purposes of determining the amount of, and entitlement to, benefits, which are provided through the Company’s general assets, the Plan Administrator is the named fiduciary under the Plan, with the full power to make factual determinations and to interpret and apply the terms of the Plan. The Plan Administrator has the right to secure independent medical advice and to require such other evidence as it deems necessary to decide a claim.
The Plan Administrator will decide a claim in accordance with reasonable claims procedures, as required by ERISA. If the Plan Administrator denies a claim in whole or in part, then the Eligible Executive will receive a written notification setting forth the reason(s) for the denial. If a claim is denied, the Eligible Executive may appeal to the Plan Administrator for a review of the denied claim. The Plan Administrator will decide the appeal in accordance with reasonable claims procedures, as required by ERISA. If the Eligible Executive does not appeal on time, then the Eligible Executive will lose his or her right to file suit in a state or federal court, because he or she will not have exhausted the internal administrative appeal rights (which generally is a prerequisite to bringing a suit in state or federal court).

The Plan’s claim and appeal procedures are similar to those for the PNM Resources, Inc. Comprehensive Health Plan, the most major difference being that the Plan Administrator decides claims and appeals under the Plan rather than a claims administrator.

Any legal or equitable action filed in connection with the Plan by an Eligible Executive or by another person claiming rights through an Eligible Executive must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two years from the date the written copy of the Plan Administrator’s decision on appeal is delivered as described above.
Section 8.    Contributions to the Plan. Eligible Executives are not required to contribute toward the cost of coverage under the Plan.
Section 9.    Funding. The Plan’s benefits are unfunded and paid from general assets of the Company. The Company is responsible for paying benefits.
Section 10.    Plan Amendment and Termination. Although the Company has established the Plan with the intention of maintaining the Plan indefinitely, the Company reserves the absolute right to amend or terminate the Plan at any time, in whole or in part, for any reason or for no reason. The Company may amend or terminate the contracts through which benefits are provided under the Plan. Any amendment to or termination of the Plan, or contracts, may apply to any rights, benefits and claims of any sort which have not accrued or been incurred as of the date of the amendment or termination. Therefore, an amendment to the Plan or resolution terminating the Plan may provide that benefits shall not continue beyond the date specified in such amendment or resolution, and if so provided, Eligible Executives shall have no right to further benefits under the Plan. The Company expressly reserves the right to amend or terminate the Plan in order to modify or eliminate any or all benefits provided to Eligible Executives.
The Company’s decision to amend or terminate the Plan, or any contracts under the Plan, is not a fiduciary decision and need not be made solely in the interest of Eligible Executives, but is a business decision that can be made solely in the Company’s interest.
Section 11.    COBRA. The Plan is not subject to COBRA because ceasing to be an Eligible Executive is not a COBRA qualifying event.
IN WITNESS WHEREOF, PNM Resources, Inc. has caused this instrument, including the attached Appendix, to be executed this _31st_ day of December, 2013.
PNM RESOURCES, INC.
By:     _/s/ Patrick V. Apodaca
Its: SR. V.P. & General Counsel

APPENDIX A
DOCUMENTS AND CONTRACTS PROVIDING BENEFITS
UNDER THE PNM RESOURCES, INC.
ANNUAL EXECUTIVE PHYSICAL EXAM PROGRAM

The Company provides benefits under this Plan through various documents or contracts as set forth below:

•	Mayo Executive Health Program

•	Cooper Clinic Executive Health

Benefits provided under this Plan are defined in these contracts and documents. The foregoing documents are incorporated by reference into this Wraparound Plan document as if fully set forth herein. This Appendix A may be amended at any time at the sole discretion of the Company or a designated committee without need for formal amendment of this Wraparound Plan document.

APPENDIX A-1